Exhibit 10.15

WELL SERVICES AGREEMENT

(NRC-ASHER WELLS)

THIS WELL SERVICES AGREEMENT (the “Agreement”), effective as of January 5, 2007, by and between VINLAND ENERGY OPERATIONS, LLC, a Delaware limited liability company with an address of 104 Nami Plaza, Suite 1, London, Kentucky 40741 (“Operator”) and NAMI RESOURCES L.L.C., with an address of 104 Nami Plaza, Suite 1, London, Kentucky 40741 (“Owner”).

WITNESSETH:

WHEREAS, Owner owns and has the right to operate certain oil and gas wells, and the reserves and equipment associated therewith, located in Kentucky, which are identified on Exhibit A attached hereto (the “Wells”);

WHEREAS, Operator is in the business of, among other things, operating, maintaining and developing wells and providing other oil field services on a contract basis for owners of wells;

WHEREAS, Owner desires to contract for the services of Operator for the purposes of operating and maintaining the Wells for the production of oil and/or gas and for the other services set out herein; and

WHEREAS, Operator is willing to operate and maintain the Wells and to provide the other services, all as set out herein, as an independent contractor, and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and representations hereinafter set forth, the receipt and sufficiency of which is hereby acknowledge, the parties hereto agree as follows:

1.                                      OPERATOR’S RESPONSIBILITIES:  Vinland Energy Operations, LLC is hereby designated as the Operator of the Wells, and shall conduct and direct and have full control of all operations with regard to the Wells as permitted and required by, and within the limits of this Agreement.  In its performance of services hereunder for the Owner, Operator shall be an independent contractor not subject to the control or direction of the Owner except as to the type of operation to be undertaken in accordance with the terms of this Agreement.  It is expressly understood and agreed that Operator may contract with third parties to conduct or provide any of the services described herein, provided any such third parties are approved by Owner, such approval not to be unreasonably withheld. Operator shall not be deemed, or hold itself out as, the agent of the Owner, with authority to bind Owner to any obligation or liability assumed or incurred by Operator as to any third party.  Operator shall conduct its activities (including the procurement of third party goods and services) under this Agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation.  The Owner hereby engages the Operator as an independent contractor to operate and maintain the Wells, which shall include the following responsibilities:

a.                                       Register as the operator of the Wells with all relevant governmental agencies;

b.                                      Flow or pump the Wells as required;

c.                                       Operate and maintain wellhead compressors, tank batteries, meters, pump jacks or other facilities associated with production of oil and/or gas from the Wells;

d.                                      Operate and maintain all pipelines and flow lines associated with production of oil and/or gas from the Wells;

e.                                       Change all meter charts on a monthly basis and arrange for the integration of same;

f.                                         Perform all general maintenance and repairs on the Wells;

g.                                      Visually inspect every Well and associated pipeline and tank battery on a regular schedule agreed to by Owner, but in any event no less than every ninety (90) days;

h.                                      Promptly report and repair equipment failures and malfunctions;

i.                                          Maintain complete records and files on the Wells and all work performed under the terms of this Agreement;

j.                                          Collect all production and pressure data requested by Owner and submit reports of such data to Owner monthly or at such other intervals as Owner may request;

k.                                       Perform any and all other duties, customarily performed in the usual course of producing oil and/or gas from the Wells which are necessary for proper operation of the Wells, and related pipelines and facilities covered hereunder;

l.                                          Provide Owner services regarding recompletion, reworking or other operations on the Wells;

m.                                    Provide Owner with analyses of the production and pressure data collected and provide consulting services to Owner regarding the improvement of safety, environmental compliance and production efficiency; and

n.                                      Provide roustabout labor, equipment and engineering services as needed for the operation and maintenance of the Wells and related facilities.

o.                                      Promptly prepare and report any accident reports and supply Owner with a copy thereof.

2.                                      PROTECTION FROM LIENS:  Operator shall pay, or cause to be paid, as and when they become due and payable all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Wells or any operations relating to the Wells, and shall keep the Wells free from liens and encumbrances resulting therefrom, except for those resulting from a bona fide dispute pursuant to appropriate proceedings as to services rendered or materials supplied.

3.                                      ACCESS TO CONTRACT AREA AND RECORDS:  Operator shall, except as otherwise provided herein, permit the Owner or its duly authorized representative, at the Owner’s sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted with regard to the Wells and to the records of operations conducted with regard thereto or production therefrom, including Operator’s books and records relating thereto.  Such access rights shall not be exercised in a manner which would interfere with Operator’s conduct of an operation hereunder.  Operator will furnish to Owner copies of any and all reports and information obtained by Operator in connection with the production of oil and/or gas from Owner’s Wells and any related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports.  Any audit of Operator’s records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in the Management Services Agreement.

4.                                      FILING AND FURNISHING GOVERNMENTAL REPORTS:  Operator will file, and promptly furnish copies to Owner all operational notices, reports or applications required to be filed by local, state or federal agencies or authorities having jurisdiction over operations hereunder.  Upon request by Operator, the Owner shall provide Operator all information necessary to Operator to make such filings.

5.                                      INSURANCE:  At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws, in which event the only charge that shall be made to Owner shall be as provided in Exhibit B.  Operator shall also carry or provide insurance for the benefit of Owner as outlined in Exhibit C attached hereto and made a part hereof.  Operator shall require all contractors engaged in work on the Wells or related facilities to comply with the workers compensation laws of the state where the operations are being conducted and to maintain such other insurance as Operator may require.  In the event automobile liability insurance is specified in said Exhibit C, or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator’s automotive equipment.

6.                                      COMPENSATION:

a.                                       Amount of Compenation.

[1]                                  On or before the 30th day following each month during the term of this Agreement, Operator shall provide Owner with an invoice for the aggregate expenses incurred by Operator as provided in the Accounting Procedures attached hereto as Exhibit D, including all direct well expenses, relating to the previous calendar month

(“Owner Expenses”).  Operator’s invoice shall provide reasonably detailed documentation supporting the Owner Expenses.  Any such invoices will detail the Services provided by the Operator hereunder during the subject calendar month, all costs associated with providing such Services, as well as any costs of Services or goods purchased from Third Parties in performance of their Services.  If Operator has not received payment from the Owner of the monthly invoice for the Owner Expenses within fifteen (15) days following the receipt of the invoice by the Owner, any unpaid  amounts shall bear interest at a rate equal to the prime rate designated as such from time to time by Citibank, NA, plus five percent (5%), on the unpaid balance.

[2]                                  The Owner shall also pay to Manager $60.00 per well per month for each of the Wells with is producing oil and/or gas during the month or any part thereof (the “Overhead Payment”). Beginning on  January 1, 2011, the Overhead Payment shall be increased by eleven percent (11%) and shall be adjusted annually thereafter upon the wage index adjustment published by COPAS.

The Owner shall pay the Owner Expenses and the Overhead Payment  in the manner provided in Section 6 b. below.

b.                                      Manner of Payment.  All payments required under this Section 6 shall be made by wire of immediately available funds or check as follows:

If by Wire:  Account information to be provided by Operator.

If by Check:  Payee information to be provided by Operator.

c.                                       Taxes. The Owner shall be responsible for all applicable taxes levied on items, goods or services that are sold, purchased or obtained pursuant to this Agreement.

d.                                      Disputed Charges. The Owner may, within thrity (30) days after receipt of a charge from Operator, take written exception to such charge on the ground that such charge was not in accordance with the terms of this Agreement.  In such event, the Owner shall nonetheless pay such amount to Operator as to which such written exception is taken, or any part thereof, and if such change is ultimately determined not to be in accordance with the terms of this Agreement, such amount or portion thereof (as the case may be) shall be repaid by the Operator together with any interest thereon at a rate equal to the prime rate per annum established by Citibank, N.A. as in effect on the date of this Agreement. It is expressly understood that the Parties will use their best efforts to resolve any and all Disputed Charges between the Owner and the Operator within twelve (12) months after the initial written exception to the charge has been made.

7.                                      LIABILITIES AND INDEMNIFICATION:  Operator shall be liable for and to indemnify the Owner for all claims relating  to injury to Operator’s employees and/or contractors except to the extent such injuries are caused by the gross negligence or willful misconduct  of Owner.  Operator shall be liable for and agrees to promptly pay for all labor performed or furnished for the Operator in performance of the work provided for herein. Operator further agrees to indemnify, hold harmless and defend Owner from and against any and all claims or causes of action arising from or related to Operator’s operations hereunder except to the extent such claim, injury, death, damage or loss are caused by the gross negligence or willful misconduct of the Owner.  The insurance coverages required pursuant to Section 5 above are in addition to, and not in lieu of, the indemnity obligations of Operator pursuant to this Section.

8.                                      INDEPENDENT CONTRACTOR:  Operator shall perform its duties and all work hereunder without supervision by the Owner and shall in all things act as an independent contractor.  All work by the Operator shall be performed in accordance with good oilfield practice and in a good and workmanlike manner.

It is specifically recognized that Operator may act as a contract operator for any affiliates of Operator, and Operator shall have the freedom to continue such activities or to initiate such other activities as it chooses.

9.                                      TAXES:  The Operator agrees to pay and be responsible for all federal, state and local taxes of whatsoever kind and description covering the work to be performed by Operator pursuant to this Agreement. This responsibility shall include all payroll taxes (including Social Security taxes) for all employees of the Operator.

10.                               WELL RECORDS AND PRODUCTION DATA:  Operator shall maintain complete records for each Well, and shall make any copies of such records available to Owner in the offices of Operator and any other person designated by the Owner from time to time.  It is further understood that any and all lease maps, well logs, well production records and all other records relating to the Wells are the sole property of the Owner, and Owner shall be entitled to the return of the originals of such items upon request.

11.                               TERM:  Except as otherwise provided herein, the term of this Agreement shall be for the productive life of the Wells, provided that the Gathering and Compression Agreement, as it pertains to any of the Wells,  is still in force and effect between the Owner and the Operator’s affiliate, Vinland Energy Gathering, LLC.  Notwithstanding anything herein to the contrary, Operator may resign and thereby terminate this Agreement upon twelve (12) months advance written notice.

12.                               DEFAULT AND REMEDIES.  The following shall be Events of Default under the terms of this Agreement and the terms “Events of Default” or “Default” shall mean, whenever they are used in this Agreement, any one or more of the following events:

a.                                       If Owner shall fail to pay or cause to be paid any sums due to the Operator for a period of five (5) business days after Operator has given Owner written notice thereof;

b.                                      If either party shall file a voluntary petition for bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or any answer seeking or acquiescing in any reorganization, arrangement, composition, adjustment, liquidation, dissolution, or similar relief for itself under any then current federal, state or other statute, law, or regulation, or shall seek, consent to, or acquiesce in the appointment of any trustee, receiver, or liquidator of such party, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due;

c.                                       If either party shall materially fail to perform or observe any covenant, provision, term, restriction, or condition required to be performed or observed by such party under the terms of this Agreement (other than the obligation to pay money referenced in subsection (a) above) which continues for more than ninety (90) days after such party has received written notice thereof; provided that if such failure cannot be cured within such ninety (90) day period, no default shall occur if the relevant party has begun good faith efforts to cure the failure within such ninety (90) days.  In the event of a dispute between the parties whether a material failure to perform has occurred, no termination of this Agreement shall occur until the defaulting party has the opportunity to cure provided by this section, after the existence of such failure has been determined in accordance with this Agreement.

If any of the Events of Default enumerated in this Section 12 occurs, then in such event and as often as the same occurs without cure, the non-defaulting party may, at its option terminate this Agreement by providing ninety (90) days written notice.

Exercise of the foregoing remedies shall not preclude the parties from exercising every other remedy provided herein or at law, it being the intention of the parties that parties’ remedies shall be cumulative and shall survive termination of this Agreement.

13.                               ASSIGNMENT:  The Operator shall not assign its rights or obligations pursuant to this Agreement without first receiving the written consent of the Owner to such assignment.

14.                               NOTICES:  Any notice required to be given hereunder shall be in writing and shall be deemed to be delivered when properly addressed and posted by certified mail, postage prepaid, return receipt requested, to any party hereto at the address shown on the first page hereof, or at such other address as either party shall designate to the other by do notice.

15.                               GOVERNING LAW:  This Agreement shall be constructed in accordance with, and governed in all respects by, the laws of the Commonwealth of Kentucky, without regard to its conflicts of laws principles.

16.                               BINDING AGREEMENT:  This Agreement shall be binding upon the  successors and permitted assigns of the parties hereto.

17.                               FORCE MAJEURE:  In the event performance of services hereunder is prevented by labor disputes; by law, regulations, or statues enforced by any governmental agency; or by other extraordinary causes beyond the reasonable control of Operator, the obligations of Operator under this Agreement shall be suspended, and during such suspension Owner shall be relieved of the obligation to make any payments to Operator as provided for herein.  Operator shall give Owner prompt notice of any claimed force majeure event and shall use its best efforts to eliminate or mitigate any such event.

18.                               ARBITRATION.  If any controversy, claim or dispute arising out of or relating to this Agreement or the breach or performance thereof occurs, the parties shall meet and exert reasonable efforts to reach an amicable settlement for a period not to exceed twenty (20) days from the date written notice of the controversy, claim or dispute is served by the complaining party to the other party under this Agreement.  If for any reason such settlement fails to occur within such twenty-day period (or such other period as the parties may agree in writing), the parties will then enlist the services of a mutually agreed upon industry representative to facilitate negotiations for an additional twenty (20) day period in an attempt to resolve the controversy. If a favorable resolution is not attained within the additional twenty (20) day period,  (or such other period as the parties may agree in writing), the controversy, claim or dispute shall be finally and conclusively resolved by a binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (“AAA Rules”) and subject to the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq., and judgment on any award thereby rendered may be entered in any court having jurisdiction thereof.

(a)                                  Any such arbitration shall proceed as promptly and as expeditiously as possible (and the parties shall cooperate to this end) before three arbitrators, consisting of one arbitrator appointed by the claimant, one arbitrator appointed by the respondent, and the third arbitrator appointed by the two party-appointed arbitrators.  Arbitration shall be initiated by written notice of intention to arbitrate made pursuant the AAA Rules.  The claimant shall identify its appointed arbitrator in the notice of intention to arbitrate, and the respondent shall identify its appointed arbitrator within ten (10) days of its receipt of the notice of intention to arbitrate.  The two party-appointed arbitrators shall agree upon and appoint the third arbitrator within the ten (10) day period following the appointment of the second party-appointed arbitrator.  If either the claimant or the respondent fail to appoint an arbitrator pursuant to the foregoing, or if the two party-appointed arbitrators fail to agree upon and appoint the third arbitrator within the above-referenced ten (10) day period, then such arbitrator or arbitrators shall be appointed by the AAA pursuant to the AAA Rules.  The arbitrators chosen or appointed shall have expertise and/or experience in the oil and gas industry.

(b)                                 Nothing in this Section shall be deemed to preclude any party from applying to any court of competent jurisdiction at any time prior to the formation of the arbitration panel (including before or during the twenty (20) day negotiation period referenced in the first sentence of this Section) for injunctive, provisional or other emergency relief pertaining to the subject matter of a controversy, claim or dispute that is arbitrable hereunder, or applying for such relief in aid of arbitration after formation of the arbitration panel, where (i) the arbitration award to which the party may be entitled may be rendered ineffectual without such relief, (ii) the party seeking such relief is not in breach of this Section, and (iii) the relief sought will not materially delay or frustrate the arbitration.  The grant or denial of any court-ordered relief pursuant to this paragraph shall not constitute or be deemed to be a ruling on the merits of the matter to be arbitrated, nor shall any application for such relief be deemed to be a waiver of any right to arbitration hereunder.

(c)                                  The parties hereby agree that the costs and expenses, including attorneys’ fees, incurred in connection with any arbitration or court proceeding hereunder shall be awarded in favor of the prevailing party and against the losing party as determined by the arbitration panel or court, as the case may be.

19.                               COMPLETE AGREEMENT:  This Agreement and the exhibits hereto embody the complete understanding between the parties with respect to the subject-matter hereof, and no oral agreement amending, revising, or supplementing this Agreement shall be binding on either party unless reduced to writing and executed by both parties.

[END OF  TEXT. SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and representatives as of the date first above written.

NAMI RESOURCE COMPANY L.L.C

By:	Nami Service Company, LLC

By:	/s/ Majeed S. Nami
Majeed S. Nami

Its:	Manager

VINLAND ENERGY OPERATIONS, LLC

By:	/s/ Majeed S. Nami

Its:	Manager

EXHIBIT A

Oil and Gas Leases subject to the Revenue Payment Agreement:

1.               Oil and Gas Lease dated July 18, 1929 from Asher Coal Mining Company, as Lessor, to J.A. Henninger, as Lessee, covering 1770 acres and as recorded in Lease Book 9, Page 242 of the records of Bell County, Kentucky.

2.               Oil and Gas Lease dated December 16, 1952 from Asher Coal Mining Company, as Lessor, to North American Petroleum Company, as Lessee, covering 460 acres and as recorded in Lease Book 16, Page 14 of the records of Bell County, Kentucky.

3.               Oil and Gas Lease dated March 9, 1953 from Asher Coal Mining Company, as Lessor, to North American Petroleum Company, as Lessee, covering 2500 acres and as recorded in Lease Book 16, Page 197 of the records of Bell County, Kentucky.

Wells Subject to the Revenue Payment Agreement:

Well Name

Asher 1

Asher 2

Asher 11

Asher 12, 14B, 15, 20, 24, 25, 26, 27

28,29,30,31,32,33,34,35,36,37

Asher 22

Taylor Harris #3